Exhibit 10.12

                              EMPLOYMENT AGREEMENT


         WHEREAS, Symons International Group, Inc. and its subsidiaries (collectively, the "Company") considers it essential to its best interests and the best interests of its stockholders to foster the continuous employment of its key management personnel and, accordingly, the Company desires to employ Carl F. Schnaufer ("You", "Your"or "Executive"), upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive desires to continue to be employed by the Company, upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1.       Employment

         1.1 Term of Agreement. The Company agrees to employ Executive as Vice President and Chief Information Officer effective as of August 14, 1998 and continuing until August 13, 1999, unless such employment is terminated pursuant to Section 3 below; provided, however, that the term of this Agreement shall automatically be extended without further action of either party for additional one (1) year periods thereafter unless the Company or Executive gives written notice that it or he does not intend to extend this Agreement. Executive shall give to the Company two (2) months written notice prior to the date Executive desires to terminate his employment by the Company. It is expressly understood and agreed that a notice of non-renewal issued by the Company shall not extinguish the Executive's non-competition obligations pursuant to Section 4 herein.

         1.2 Terms of Employment. During the Term, You agree to be a full-time employee of the Company serving in the position of Vice President and Chief Information Officer of the Company and further agree to devote substantially all of Your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with Your position as Vice President and Chief Information Officer of the Company and to use Your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Chairman and/or Chief Executive Officer of the Company of the Company, which duties shall be consistent with the position of Vice President and Chief Information Officer of the Company, which shall grant Executive authority, responsibility, title and standing comparable to that of the vice president and chief information officer of a stock insurance holding company of similar standing. Your primary place of work will be at the company's headquarters in Indianapolis, Indiana, but it is understood and agreed that your duties may require travel. In the event you are relocated to another Company location, the Company agrees to pay for the cost of your move (including temporary lodging expenses) and to facilitate the sale of your Indianapolis area home so that you will be enabled to purchase a new home in your new location that is comparable in price to your existing home and have your family join you at such new location within two (2) months of your transfer or such other period as is reasonable considering market and location. Nothing herein shall prohibit You from devoting Your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of Your duties hereunder.

         1.3 Appointment and Responsibility. The Boards of Directors of the Company shall, following the effective date of this Agreement, elect and appoint Executive as Vice President and Chief Information Officer. Consistent with
Section 1.2 of this Agreement, Executive shall be primarily responsible for the information systems of the Company.

2.       Compensation, Benefits and Prerequisites

         2.1 Salary. Company shall pay Executive a salary, in equal bi-weekly installments, equal to an annualized salary rate of $140,000. Executive's salary as payable pursuant to this Agreement may be increased from time to time as mutually agreed upon by Executive and the Company. Notwithstanding any other provision of this Agreement, Executive's salary paid by Company for any year covered by this Agreement shall not be less than such salary paid to Executive for the immediately preceding calendar year. All salary and bonus amounts paid to Executive pursuant to this Agreement shall be in U.S. dollars.

         2.2 Bonus. The Company and Executive understand and agree that the Company expects to achieve significant growth during the term of this Agreement and that Executive will make a material contribution to that growth which will require certain personal and familial sacrifices on the part of Executive. Accordingly, it is the desire and intention of the Company to reward Executive for the attainment of that growth through bonus and other means (including, but not limited to, stock options, stock appreciation rights and other forms of incentive compensation). Therefore, the Company will pay Executive a lump-sum bonus (subject to normal withholdings) within sixty (60) business days from receipt by Company of its consolidated, annual audited financial statements in an amount which shall be determined in accordance with the following Bonus Table. All amounts used for calculation purposes in this section shall be based on the audited, consolidated financial statements of Symons International Group, Inc. (or any successor thereto), with such financial statements having been prepared in accordance with applicable Generally Accepted Accounting Principles, applied on a consistent basis with that of prior years.

                                  BONUS TABLE

         If Audited Net                                  % of Annual Salary
         Income (as a % of                               Payable to Executive
         Budgeted Net Income) Is                         As Bonus

         Less Than 75%                                          -0-
         75% or more, but less than 100%                        10%
         100% or more, but less than 125%                       20%
         125% or more                                           30%


         2.3 Employee Benefits. During the term of this Agreement, You shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies, and programs available generally to other employees of the Company. During the term of this Agreement, You and/or Your family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs available generally to other employees of the Company.

         2.4 Additional Prerequisites. During the term of this Agreement, Company shall provide Executive with:

         (a) Not less than three(3) weeks paid vacation during each calendar year.

         (b) An automobile allowance of six hundred thirty dollars ($630.00) per month.

         (c) A golfing membership, including initiation and monthly fees, at a country club as shall be approved by the Chief Executive Officer of Company, in his sole and absolute discretion.

         2.5 Expenses. During the period of his employment hereunder, Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder.

3.       Termination of Executive's Employment

         3.1 Termination of Employment and Severance Pay. Executive's employment under this Agreement may be terminated by the Company at any time for any reason; provided, however, that if Executive's employment is terminated for any reason other than for cause prior to February 14, 1999, he shall receive, as severance pay, an amount equal to his salary which would have been otherwise payable from the date of termination of employment to August 13, 1999. If Executive's employment is terminated subsequent to February 13, 1999 for any reason other than for cause, he shall receive, as severance pay, an amount equal to six (6) month's current salary. Further, if Executive shall be terminated without cause, receipt of severance payments are conditioned upon execution by Executive and the Company of that mutual Agreement of Release and Waiver attached hereto as Exhibit A. Further, Executive shall receive severance pay in accordance with this Section 3.1 if Executive shall terminate this Agreement due to a breach thereof by the Company or if Executive is directed by the Company (including, if applicable, any successor) to engage in any act or action constituting fraud or any unlawful conduct relating to the Company or its business as may be determined by application of applicable law. The Chief Executive Officer of the Company may, in his sole and absolute discretion, provide Executive notice of the Company's intent to terminate this Agreement as of a future date. In such event, Executive shall receive the right to remain employed by the Company for a period of six (6) months, in lieu of severance payments pursuant to this Section 3.1.

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         3.2 Cause. For purposes of this Section 3, "cause" shall mean:

         (a) the Executive being convicted in the United States of America, any State therein, or the District of Columbia, or in Canada or any Province therein (each, a "Relevant Jurisdiction"), of a crime for which the maximum penalty may include imprisonment for one year or longer (a "felony") or the Executive having entered against him or consenting to any judgment, decree or order (whether criminal or otherwise) based upon fraudulent conduct or violation of securities laws;

         (b) the Executive's being indicted for, charged with or otherwise the subject of any formal proceeding (criminal or otherwise) in connection with any felony, fraudulent conduct or violation of securities laws, in a case brought by a law enforcement or securities regulatory official, agency or authority in a Relevant Jurisdiction;

         (c) the Executive engaging in fraud, or engaging in any unlawful conduct relating to the Company or its business, in either case as determined under the laws of any Relevant Jurisdiction;

         (d)      the Executive breaching any provision of this Agreement;

         (e) gross negligence or willful misconduct by the Executive in the performance of his duties hereunder; or failure of the Executive to follow the written directive of the Chief Executive Officer of the Company or the Board of Directors of the Company such that the activities of the Executive are detrimental to the business operations.

         3.3 Change of Control. Notwithstanding any other provisions of this Agreement, if (i) a Change of Control shall occur during the initial one year term of this Agreement ; and (ii) prior to February 14, 1999 Executive (a) receives a Notice of Non-Renewal, (b) is terminated for any reason other than for cause, or (c) Company (including its successors, if any) is in breach of this Agreement, then Executive shall continue to receive his current salary (in bi-weekly payments) until the date Executive shall commence employment with a firm or entity other than the Company; provided, however, in such event Executive shall continue to receive a portion of his current salary (in bi-weekly payments) only to the extent that his salary with such firm or entity is less than his current salary payable under the terms of this Agreement but in any event such payments shall terminate no later than August 14, 1999.

         If a Change of Control shall occur and subsequent to February 13, 1999 Executive (a) receives a Notice of Non-Renewal, (b) is terminated for any reason other than for cause, or (c) Company (including its successors, if any) is in breach of this Agreement, then Executive shall continue to receive his current salary (in bi-weekly payments) until the date Executive shall commence employment with a firm or entity other than the Company; provided, however, in such event Executive shall continue to receive a portion of his current salary (in bi-weekly payments) only to the extent that his salary with such firm or entity is less than his current salary payable under the terms of this Agreement, but in no event shall such payments continue for a period in excess of six (6) months from the date of termination of Executive's employment with the Company.

         The receipt by Executive of payment pursuant to this Section 3.3 is specifically conditioned, and no payments pursuant to this Section 3.3 shall be made to Executive if he is, at the time of his termination, in breach of any provision (specifically including, but not limited to, the provisions of this Agreement pertaining to non-competition and confidentiality) of this Agreement and, further, if such payments have already begun, the continuation of payments to Executive pursuant to this Section 3.3 shall cease at the time Executive shall fail to comply with the non-competition and confidentiality provisions of
Article 4 herein. It is expressly understood and agreed that the amount of any payment to Executive required pursuant to this Section 3.3 shall be reduced (but not below zero) by any compensation received by Executive during the period called for in this Section 3.3.

         A Change of Control shall mean the inability of the Symons family to cause the election of a majority of the members of the Board of Directors of Goran Capital Inc., Symons International Group, Inc. or their respective successors.

         3.4 Disability. So long as otherwise permitted by law, if Executive has become permanently disabled from performing his duties under this Agreement, the Company's Chairman of the Board, may, in his discretion, determine that Executive will not return to work and terminate his employment as provided below. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Company during the period he remains disabled. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. If Company elects to terminate this Agreement based on such permanent disability, such termination shall be for cause.

         3.5 Indemnification. Executive shall be indemnified by Company (and, where applicable, its subsidiaries) to the maximum extent permitted by applicable law for actions undertaken for, or on behalf of, the Company and its subsidiaries.

4.       Non-Competition, Confidentiality and Trade Secrets

         4.1 Noncompetition. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to You hereunder, and further in consideration of Your exposure to proprietary information of the Company, You agree as follows:

         (a) Until the date of termination or expiration of this Agreement for any reason (the "Date of Termination") You agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise participating in the management, operation, control or profits of (a) any firm or person engaged in the operation of a business engaged in the acquisition of insurance businesses or
                  (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company. Notwithstanding any provision of this Agreement to the contrary, You agree that Your breach of the provisions of this Section 4.1(a) shall permit the Company to terminate Your employment for cause.

         (b) If Your employment is terminated by You, or by reason of Your Dsability, by the Company for cause, or pursuant to a notice of non-renewal as outlined in Section 1.1, then for two (2) years after the Date of Termination, You agree not to become, directly or indirectly, an employee, consultant, owner (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise to participate in the management, operation, control or profits of, any firm or person which directly competes with a business of the Company which at the Date of Termination produced any class of products or business accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes at which the Date of Termination derived five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes. It is expressly agreed and understood that this Section 4.1(b) shall not apply to a public accounting or consulting firm.

         (c) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 4.1 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent such breach or threatened or continued breach by You and any persons or entities acting for or with You, without having to prove damages, and to all costs and expenses (if a court or arbitrator determines that the Executive has breached the covenant not to compete in this
                  Section 4.1, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. You and the Company agree that the provisions of this covenant not to compete are reasonable and necessary for the operation of the Company and its subsidiaries. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

     4.2 Confidentiality. You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information (as outlined in the Indiana Uniform Trade Secrets Act) relating to the Company or any of its affiliates, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

     Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not You should in fact execute an assignment thereof to the Company, but You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

5.   Miscellaneous

     5.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

     5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties.

     5.3 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested.
Any notice by mail shall be addressed as follows:

     If to the Company, to:
     Chief Executive Officer
     Symons International Group, Inc.
     4720 Kingsway Drive
     Indianapolis, Indiana 46205

     If to Executive, to:
     Carl F. Schnaufer
     948 Queensbury Drive
     Noblesville, Indiana 46060

or to such other addresses as one party may designate in writing to the other party from time to time.

     5.4 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     5.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     5.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to conflict of law principles.

     5.7 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     5.8 Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

     5.9 Survival. Company's obligations under Section 3.1 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Paragraphs and Sections and this Agreement in its entirety shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     5.10 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                        SYMONS INTERNATIONAL GROUP, INC.
                        ("Company")


                        By:__________________________________
                        Title:_______________________________

State of Indiana           )
                           ) SS:
County of Marion           )

     Before me the undersigned, a Notary Public for Marion County, State of Indiana, personally appeared ______________________________, and acknowledged the execution of this instrument this _______ day of August, 1998.

                                                -------------------------------


                        CARL F. SCHNAUFER
                        ("Executive")



                        ---------------------------------------



State of Indiana           )
                           ) SS:
County of Marion           )

     Before me the undersigned, a Notary Public for Marion County, State of Indiana, personally appeared Carl F. Schnaufer and acknowledged the execution of this instrument this _______ day of ___________________, 1998.

                                                -------------------------------

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